                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement             [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[X] Definitive Additional Materials

[ ] Soliciting Materials Pursuant to Rule 14a-11(c) or Rule 14a-12

                                Monsanto Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No Fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a 6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

(5) Total fee paid:

--------------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

--------------------------------------------------------------------------------

(2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

(3) Filing Party:

--------------------------------------------------------------------------------

(4) Date Filed:

--------------------------------------------------------------------------------

For Immediate Release
Scarlett Lee Foster, 314-694-2883, scarlett.l.foster@monsanto.com


MONSANTO ANNOUNCES CHANGES TO COMPENSATION PROGRAM TO INCREASE SHAREOWNER VALUE

        ST. LOUIS, March 12, 1998 - Monsanto Company has established a new purchased, premium-priced stock option program for its senior executives that only will have value to management once the market price of Monsanto's shares has risen by more than 60 percent from a base of just over $50 per share.

        "Two years ago, we put in place unique programs designed to provide outstanding returns to shareowners before the company's management received any financial gain from stock options. Those plans have produced the intended results," said Monsanto Chairman and Chief Executive Officer Robert B. Shapiro. "This new program is even more aggressive and is intended to focus management on bringing shareowner value to a new level."

        Details of the new plan were announced today in Monsanto's 1998 proxy statement. Under this program, approximately 30 senior executives are eligible to purchase premium stock options. These executives may invest between 10 percent and 50 percent of their base salary for the next two years in these premium options.

        The options cannot be exercised until the price of Monsanto shares increases by 50 percent from the stock price on the grant date, which was just over $50 per share. Thus, the options will have no value to management until the market price of Monsanto shares has risen to more than $81 per share - the cost to purchase the option rights plus the option exercise price of approximately $75. The purchased premium options expire if the 50 percent premium is not achieved in five years.

        Those executives who choose to purchase premium stock options also will receive in 1998 a grant of additional premium-priced options that also will have no value to management until the stock price first increases by more than 50 percent, or reaches a price of $75 per share. Those managers eligible for the program who choose not to participate in the purchase plan will not receive options until 2000.

        "This program is unique, first, because the options must be purchased, and, second, because they only create value for management after the shareowners are rewarded," Shapiro added. "We believe this type of compensation plan is clearly more beneficial to shareowners than traditional stock option plans. We're taking the necessary steps throughout the organization to motivate everyone at Monsanto to create extraordinary returns for our shareowners."

        Approximately 2,900 employees who are eligible for incentive compensation will have 30 percent of their annual cash bonus withheld and "banked" from 1998 through 2000. "Banked" amounts are adjusted upward or downward based on meeting performance measures in all three years related primarily to net income and Economic Value Added. The purpose of this program is to encourage sustained performance against certain goals.

        This group also received a performance stock option grant, priced at just over $50, in February 1998 that does not vest unless performance goals are met at the end of three years. The grants that typically would have been made in 1998, 1999 and 2000 have been bundled into this one award and granted in 1998.

        For the third consecutive year, options were granted to more than 19,000 people who don't participate in management incentive programs. Under this plan, each person was granted 500 options in February 1998.

        The compensation for Monsanto's board of directors also was revised in conjunction with the spinoff of the company's former chemical businesses. Board members now receive half of their annual compensation in stock options and can elect to take the other half in any combination of additional options, cash paid on a pro rata basis or deferred, or common stock, which also can be deferred.

        Retirement plans, retainers and meeting fees also were eliminated for board members. A charitable contribution program for board members was closed to new participants.

        The board continues to have a guideline for stock ownership. Directors are asked to own stock having a value equal to their annual compensation by the fifth anniversary of their election to the board.

        Approximately 30 senior executives also have stock ownership requirements. The company's top management group - six executives including the chief executive officer -- must own Monsanto stock at five times their base salary. The other senior executives must own stock at three times their base pay. Shares purchased under the stock purchase incentive plan count in satisfying these guidelines, while unexercised stock options and shares held in Monsanto's qualified benefit plans or as restricted shares - other than grants to newly hired executives - do not. These stock ownership requirements must be met by Dec. 31, 2000.

        For those executives who have met the guidelines for stock ownership, whenever a stock option is exercised, after tax payments are made, they must retain at least 25 percent of the value of the net gain in shares that they own. If an executive has not yet met the guideline, he or she must retain at least 50 percent of the value of the net gain in shares that they own.

        As a life sciences company, Monsanto is committed to finding solutions to the growing global needs for food and health by sharing common forms of science and technology among agriculture, nutrition and health. The company's 21,900 employees worldwide make and market high-value agricultural products, pharmaceuticals and food ingredients.

                                    -o0o-